UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2015

ASSEMBLY BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 10, 2015, Derek Small has been named Chief Executive Officer, in addition to his current position as President; current director William Ringo has been named non-executive Chairman; and David J. Barrett has been named Chief Operating Officer, in addition to his current role as Chief Financial Officer. As had been agreed during the merger establishing Assembly Biosciences last year, Mr. Small is succeeding Russell H. Ellison, MD, as CEO. In addition, Mr. Ringo is succeeding Dr. Ellison as Chairman. Dr. Ellison will continue to serve the company as a director until the 2015 annual meeting, and he will also continue as a Senior Advisor and head of Assembly’s microbiome development program as the company approaches several key milestones. The succession constitutes a “termination without cause” under Dr. Ellison’s employment agreement. As a result, subject to Dr. Ellison signing a release agreement and the passage of the required revocation period provided therein, Dr. Ellison will be entitled to 12 months of salary, immediate vesting of an additional one third of his outstanding option and an extension of the exercise period to the option expiration date of July 10, 2024, and reimbursement of COBRA premiums for 12 months or until he is eligible for insurance benefits from another employer, whichever is earlier.

In his new position, Mr. Small will receive a 20% salary increase. For his additional responsibility, Mr. Barrett will receive a 3% salary increase.

William Ringo joined the Assembly board as part of the merger in 2014. Mr. Ringo is an advisor to Barclays Capital and Sofinnova Ventures and is a director at Five Prime, Mirati Therapeutics, Immune Design, Dermira and Sangamo Biosciences, where he is also Chairman. Previously, Mr. Ringo served as Senior Vice President at Pfizer and as President and CEO at Abgenix, a biotechnology company acquired by Amgen. Earlier, Mr. Ringo worked for 28 years at Eli Lilly, where his executive roles included oncology, critical care, internal medicine and infectious diseases, as well as heading US sales and marketing and serving on the Operating Committee. Mr. Ringo was formerly a director at Onyx, Encysive, Inspire and InterMune, where he also was interim CEO and non-executive Chairman, and Community Health Systems, where he also was Chairman. Mr. Ringo is a director of BioCrossroads, an Indiana life sciences initiative. He received BS and MBA degrees from the University of Dayton.

Derek Small is a co-founder of Assembly Pharmaceuticals and served as Executive Chairman and CEO. Previously, Mr. Small was a founding director, President, and CEO at Naurex, a biotechnology company developing innovative central nervous system therapies, where he continues to serve as a director. During this time, Mr. Small also was founding director, President, and CEO of biotechnology company Coferon. Assembly, Naurex and Coferon are portfolio companies of Luson Bioventures, a biotechnology and biopharmaceutical venture creation firm that Mr. Small founded in 2007. Mr. Small received his BS degree from Franklin College and participated in the Harlaxton College affiliate program in the UK.

David Barrett was formerly Chief Financial Officer at Ventrus Biosciences, the publicly traded predecessor firm that merged with Assembly Pharmaceuticals. Previously, he was CFO at Neuro-Hitech, Inc., a public company focused on branded and generic pharmaceuticals. Earlier, Mr. Barrett was CFO and Vice President of Finance at Overture Asset Managers and Overture Financial Services, a firm serving financial intermediaries and institutional investors. Earlier in his career, Mr. Barrett was employed as a Manager at Deloitte & Touche, LLP. He serves as a director and Chairman of the Audit Committee of Coronado Biosciences, as well as on the boards of several privately-held companies. Mr. Barrett received BS and MS degrees from the University of Florida. He is a certified public accountant.

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There are no family relationships between Mr. Small, Mr. Ringo or Mr. Barrett and any other director or executive officer of our company. There are no transactions with us in which Mr. Small, Mr. Ringo or Mr. Barrett has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release regarding the above matters and those discussed in Item 8.01 below is attached hereto as Exhibit 99.1.

Item 8.01. Other Events

In connection with the changes described in Item 5.02 above, William Ringo, a current member of our Board, was appointed as Chairman of the Board. Mr. Ringo is an independent director under the test applied by the NASDAQ Capital Market. As a result, our current director, Myron Holubiak, also an independent director, relinquished his role as the Board’s lead independent director.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated February 17, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSEMBLY BIOSCIENCES, INC.

Date: February 17, 2015	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer and Chief Operating Officer

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